EXHIBIT 23.6



                          CONSENT OF DIRECTOR NOMINEE



     THE UNDERSIGNED, a nominee for director of Cybear, Inc., a Delaware corporation (the "Company"), hereby consents to: (i) being nominated for the position of director of the Company and to serve as such if elected, effective upon completion of the Company's 1999 public offering of its common stock (the "Offering"), and (ii) being named as a director nominee in the Company's Registration Statement on Form S-1 relating to the Offering, and in the Prospectus contained therein proposed to be circulated in connection with the Offering, and all amendments thereto.


   EXECUTED as of this 17th day of June, 1999.




                                        /s/ ERIC D. MOSKOW, M.D.
                                            --------------------
                                            Eric D. Moskow, M.D.